Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference on Form Schedule 14A of IMAC Holdings, Inc. of our report dated April 16, 2024, on the consolidated financial statements of IMAC Holdings, Inc. for the year ended December 31, 2023, which report is included in the Annual Report on Form 10-K/A Amendment No. 1 of IMAC Holdings, Inc.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

February 10, 2025